EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS FIRST QUARTER RESULTS
ANN ARBOR, Michigan, May 1, 2009, Kaydon Corporation (NYSE:KDN) today announced its results for the first fiscal quarter ended April 4, 2009.
First Quarter Results
     Sales in the first fiscal quarter of 2009 were $110.3 million, compared to $123.3 million in the first fiscal quarter of 2008. Global recessionary conditions affected each of our businesses. While sales to customers in the strategically important wind energy industry increased 32.9 percent to $20.8 million in the first fiscal quarter of 2009, this growth was offset by declines in other end markets, principally those serving general industrial customers. Also, during the 2009 quarter, those businesses serving international markets, principally Europe, experienced declines similar to the declines experienced in the Company’s North American end markets in the later half of 2008.
     Operating income was $15.5 million in the first fiscal quarter of 2009, compared to $26.2 million in the first fiscal quarter of 2008. Operating income and margins were adversely impacted by lower volume, increased depreciation, increased pension costs, and adverse changes in product mix, particularly as higher margin industrial orders received and shipped within the same quarter declined within each segment. Non-cash costs associated with higher depreciation and pension expenses increased $3.0 million in the first fiscal quarter of 2009 as compared to the first fiscal quarter of 2008.
     EBITDA, as defined by the Company, equaled $22.6 million, or 20.5 percent of sales, during the first fiscal quarter of 2009, as compared to $32.5 million, or 26.4 percent of sales, during the first fiscal quarter of 2008. EBITDA is a non-GAAP measure. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
     Net income for the first fiscal quarter of 2009 was $10.1 million or $.30 per share on a diluted basis. During the first fiscal quarter of 2008, Kaydon generated net income of $15.3 million or $.52 per share on a diluted basis. First fiscal quarter 2008 results have been adjusted to reflect the required retrospective application of two Financial Accounting

Standards Board Staff Positions which were effective January 1, 2009 and resulted in the recording of additional non-cash interest expense of $2.0 million, $1.3 million net of tax. These required adjustments reduced previously reported first fiscal quarter 2008 basic earnings per share by $.06 and diluted earnings per share by $.01.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented, “The global recession has impacted each of our businesses to varying degrees. While certain end markets grew during the quarter, such as wind energy, defense and medical, they grew at lower rates than previously anticipated due to the direct or indirect effects of the global economic and financial crises. In the case of the wind energy market, for example, tight credit conditions impacted ultimate end users’ ability to finance new projects, resulting in deferrals or near term cancellation of certain projects previously planned for 2009.
     “With respect to the wind energy market, while the near term has been impacted by issues associated with credit and financing availability, recent steps taken to repair the health of the financial markets should eventually improve visibility and end user confidence to proceed with previously planned projects. More importantly for the long term, however, recent actions and policy statements regarding a sustained, committed policy towards increasing renewable energy usage in the United States supports our confidence in this growing market.
     “Also during the 2009 first fiscal quarter, dollar strengthening, lower interest income, and higher pension costs negatively impacted reported results as the financial crisis manifested itself in ways that affected even companies with rock solid balance sheets. Depreciation also increased during the first fiscal quarter of 2009 as the Company’s wind energy facility expansion in Mexico was substantially placed into service.
     “In late 2008, we preemptively responded to the weakening global economy with actions which will provide benefits in the longer term. We froze salaries, eliminated across the board increases, closed or eliminated a number of benefit programs, curtailed both temporary labor and overtime, and implemented targeted staff cuts. These actions will allow us to take full benefit of the eventual improvement in business conditions.
     “Having taken these difficult but necessary steps, our strong balance sheet and leadership positions in fundamentally sound end markets should allow us to emerge from the current period stronger. With unrestricted cash totaling $220.3 million, $295.1 million in available credit and no debt outstanding at quarter end, we are exceptionally well positioned for the long term.”
Backlog
     Backlog at quarter-end was $273.3 million compared to $319.9 million at March 29, 2008 and $312.6 million at December 31, 2008. Wind backlog was $137.8 million at the end of the quarter. The 14.6 percent drop in backlog is attributable to shipments in excess of gross new orders, cancellations and deferrals, or “push outs,” in certain longer cycle markets, and to a lesser extent, gross sales price adjustments associated with raw material price decreases and foreign currency translation. The aggregate impact of cancellations, order deferral outside of the Company’s eighteen month window for inclusion in backlog, and other backlog adjustments was $15.2 million. Backlog is comprised of orders for products expected to be shipped during the next eighteen months.
     During the first quarter of 2009, net non-wind orders, including heavy equipment cancellations and, to a lesser extent, foreign currency impact, decreased approximately 39 percent from the preceding year’s record level as customers deferred placing orders for immediate shipment, or “book and ship orders,” and continued to reduce inventories. Gross non-wind orders, prior to cancellations, deferrals and other backlog adjustments, decreased approximately 33 percent. Within the wind energy business, customers have deferred placing new orders until near term visibility improves. Current shipments continue to be made based on existing purchase orders and longer term agreements.
Segment Review
     During the first fiscal quarter of 2009, sales of friction control products totaled $72.2 million compared to $74.1 million in the prior first quarter. Sales to the machinery, domestic and international industrial distribution, and semiconductor markets were lower than sales to these markets in the first fiscal quarter of 2008. Declines in sales to these markets more than offset more modest increases in sales to the wind energy, medical and military markets. First quarter 2009 operating income totaled $12.5 million compared to $17.6 million in the 2008 first quarter. Operating margins of this segment were affected by adverse changes in product mix, higher depreciation and pension costs, and the unfavorable effects of exchange rate changes.
     Sales of velocity control products in the first fiscal quarter of 2009 were $12.2 million compared to $18.8 million in the first fiscal quarter of 2008, due to reduced demand in all regions and the adverse effects of exchange rate changes. Operating income in the first quarter of 2009 totaled $2.2 million compared to $5.6 million in the first quarter of 2008 due to the effects of the lower sales volume and unfavorable trends in exchange rates.
     Sales of sealing products in the first fiscal quarter of 2009 were $10.6 million compared to $11.5 million in the first quarter of 2008, as lower volume was only partially offset by higher pricing. Operating income declined to $0.6 million from $1.5 million due to lower sales, adverse changes in product mix, and higher pension costs.
     Sales of the Company’s remaining businesses equaled $15.4 million during the first fiscal quarter of 2009 compared to $18.9 million in the 2008 quarter primarily due to lower demand for liquid filtration, air filtration, and metal alloy products. Operating income decreased from $2.1 million to $0.8 million in the first fiscal quarter of 2009, due to the lower sales, less favorable product mix, and higher pension costs.
Financial Position and Free Cash Flow
     The Company had unrestricted cash totaling $220.3 million, $295.1 million in available credit and no debt outstanding as of April 4, 2009. During the first quarter, the

Company paid cash dividends of $5.8 million and repurchased 314,047 shares of common stock for $8.9 million.
     Free cash flow, a non-GAAP measure defined by the Company as net cash from operating activities less capital expenditures, was $1.3 million in the first quarter of 2009 compared to a negative $2.1 million during the first quarter 2008 as capital expenditures declined significantly as the Company substantially completed its wind energy business capacity expansion program.
     Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a first quarter 2009 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-576-4393 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at:
     http://webcast.premiereglobal.com/view/wl/r.htm?e=142757&s=1&k=4E493C4FC84EC2D2368570E D9D7256B8
     or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “First Quarter 2009 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through May 8, 2009 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 7352764.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #

     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP liquidity measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

Peter C. DeChants
Senior Vice President, Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	First Quarter Ended
		As adjusted (1)
	April 4,	March 29,
	2009	2008

Net sales	$110,335,000	$123,284,000

Cost of sales	74,557,000	75,965,000

Gross profit	35,778,000	47,319,000

Selling, general, and administrative expenses	20,258,000	21,155,000

Operating income	15,520,000	26,164,000

Interest expense	(62,000)	(4,407,000)

Interest income	130,000	1,936,000

Income before income taxes	15,588,000	23,693,000

Provision for income taxes	5,464,000	8,374,000

Net income	$10,124,000	$15,319,000

Earnings per share
Basic	$0.30	$0.55

Diluted	$0.30	$0.52

Dividends declared per share	$0.17	$0.15

(1)	Results for the First Quarter Ended March 29, 2008 have been adjusted, as required, for the retrospective application of FSP APB 14-1 and FSP EITF 03-6-1.

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	April 4,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$220,347,000	$232,998,000
Accounts receivable, net	66,210,000	78,918,000
Inventories, net	115,062,000	97,748,000
Other current assets	15,331,000	18,395,000

Total current assets	416,950,000	428,059,000

Property, plant and equipment, net	183,441,000	185,642,000

Goodwill, net	142,704,000	142,424,000
Other intangible assets, net	24,683,000	25,746,000
Other assets	6,217,000	7,911,000

Total assets	$773,995,000	$789,782,000

Liabilities and Shareholders’ Equity:

Accounts payable	$25,816,000	$35,080,000
Accrued expenses	26,315,000	27,682,000

Total current liabilities	52,131,000	62,762,000

Long-term liabilities	55,127,000	54,390,000

Shareholders’ equity	666,737,000	672,630,000

Total liabilities and shareholders’ equity	$773,995,000	$789,782,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	First Quarter Ended
		As adjusted (1)
	April 4,	March 29,
	2009	2008
Cash flows from operating activities:
Net income	$10,124,000	$15,319,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	4,694,000	3,692,000
Amortization of intangible assets	1,070,000	1,365,000
Amortization of stock awards	1,035,000	1,101,000
Stock option compensation expense	330,000	227,000
Excess tax benefit from stock-based compensation	22,000	(23,000)
Deferred financing fees	62,000	387,000
Net change in receivables, inventories and trade payables	(14,119,000)	(18,715,000)
Net change in other assets and liabilities	3,416,000	9,359,000

Net cash from operating activities	6,634,000	12,712,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(5,376,000)	(14,762,000)
Sales of investments	1,416,000	56,919,000
Acquisition of business, net of cash received	—	489,000

Net cash from (used in) investing activities	(3,960,000)	42,646,000

Cash flows from (used in) financing activities:
Cash dividends paid	(5,750,000)	(4,171,000)
Purchase of treasury stock	(8,871,000)	(7,599,000)
Excess tax benefit from stock-based compensation	(22,000)	23,000
Proceeds from exercise of stock options	—	24,000

Net cash used in financing activities	(14,643,000)	(11,723,000)

Effect of exchange rate changes on cash and cash equivalents	(682,000)	2,531,000

Net increase (decrease) in cash and cash equivalents	(12,651,000)	46,166,000

Cash and cash equivalents — Beginning of period	232,998,000	229,993,000

Cash and cash equivalents — End of period	$220,347,000	$276,159,000

(1)	Results for the First Quarter Ended March 29, 2008 have been adjusted, as required, for the retrospective application of FSP APB 14-1.

KAYDON CORPORATION
EARNINGS PER SHARE

	First Quarter Ended
		As adjusted (1)
	April 4,	March 29,
	2009	2008
Earnings per share — Basic

Net income	$10,124,000	$15,319,000

Less: Distributed and undistributed earnings allocated to participating securities — Basic	(114,000)	(232,000)

Income available to common shareholders — Basic	$10,010,000	$15,087,000

Weighted average common shares outstanding — Basic	33,323,000	27,384,000

Earnings per share — Basic	$0.30	$0.55

Earnings per share — Diluted

Net income	$10,124,000	$15,319,000

Less: Distributed and undistributed earnings allocated to participating securities — Diluted	(114,000)	(232,000)
Plus: Interest and debt issuance costs amortization related to Contingent Convertible Notes, net of tax	—	2,780,000

Income available to common shareholders — Diluted	$10,010,000	$17,867,000

Weighted average common shares outstanding — Diluted

Weighted average common shares outstanding — Basic	33,323,000	27,384,000
Potential dilutive shares resulting from stock options	7,000	34,000
Dilutive shares resulting from Contingent Convertible Notes	—	6,859,000

Weighted average common shares outstanding — Diluted	33,330,000	34,277,000

Earnings per share — Diluted	$0.30	$0.52

(1)	Results for the First Quarter Ended March 29, 2008 have been adjusted, as required, for the retrospective application of FSP APB 14-1 and FSP EITF 03-6-1.

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	First Quarter Ended
	April 4,	March 29,
	2009	2008

Net sales
Friction Control Products	$72,195	$74,109
Velocity Control Products	12,159	18,752
Sealing Products	10,572	11,501
Other	15,409	18,922

Total consolidated net sales	$110,335	$123,284

	First Quarter Ended
		As adjusted (1)
	April 4,	March 29,
	2009	2008

Operating income
Friction Control Products	$12,482	$17,594
Velocity Control Products	2,176	5,592
Sealing Products	597	1,514
Other	756	2,133

Total segment operating income	16,011	26,833
Items not allocated to segment operating income	(491)	(669)
Interest expense	(62)	(4,407)
Interest income	130	1,936

Income before income taxes	$15,588	$23,693

(1)	Results for the First Quarter Ended March 29, 2008 have been adjusted, as required, for the retrospective application of FSP APB 14-1. The state income tax provision is no longer included in segment operating income and amounts in the first quarter of 2008 have been reclassified to conform to this presentation.

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in thousands)
Free cash flow, as defined (non-GAAP)

	First Quarter Ended		LTM
	April 4,	March 29,	April 4,	March 29,
	2009	2008	2009	2008
Net cash from operating activities (GAAP)	$6,634	$12,712	$51,822	$68,853
Capital expenditures	(5,376)	(14,762)	(50,124)	(61,451)

Free cash flow, as defined (non-GAAP)	$1,258	$(2,050)	$1,698	$7,402

Kaydon’s management believes free cash flow, as defined above and a non-GAAP liquidity measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.
EBITDA, as defined (non-GAAP)

	First Quarter Ended		LTM
		As adjusted (1)	As adjusted (1)	As adjusted (1)
	April 4,	March 29,	April 4,	March 29,
	2009	2008	2009	2008
Net cash from operating activities (GAAP)	$6,634	$12,712	$51,822	$68,853
Gain on sale of a component of a reporting segment	—	—	—	5,033
Net change in receivables, inventories and trade payables	14,119	18,715	33,118	19,398
Net change in other assets and liabilities	(3,416)	(9,359)	3,116	2,308
Other, net	(84)	(364)	(72)	(1,298)
Net interest (income)/expense	(68)	2,471	1,964	2,012
Provision for income taxes	5,464	8,374	33,035	38,039

EBITDA, as defined (non-GAAP)	$22,649	$32,549	$122,983	$134,345

Kaydon’s management believes EBITDA, as defined above and a non-GAAP liquidity measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.

(1)	Results have been adjusted, as required, for the retrospective application of FSP APB 14-1.